UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2011

COWEN GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 Lexington Avenue

New York, NY 10022

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On May 26, 2011, Ramius Enterprise Luxembourg Holdco S.a.r.l. (“RELH”), a company incorporated in Luxembourg and an indirect wholly owned subsidiary of Cowen Group, Inc. (“Cowen”), completed the purchase from Ethias S.A. (“Ethias”), a company incorporated in Belgium that is unrelated to Cowen or RELH, of the entire share capital of Bel Re S.A. (“BelRe”), a reinsurance company incorporated in Luxembourg that was wholly owned by Ethias and that was unrelated to Cowen and RELH, for a purchase price of approximately EUR 208.3 million, pursuant to a Share Purchase Agreement (the “Agreement”) between RELH and Ethias.  Prior to the closing of the acquisition, BelRe novated or commuted substantially all of its reinsurance contracts and converted all of its assets into cash. Cowen or RELH received indemnification and contractual commitments from Ethias against any potential losses or costs that may arise in the future from any contracts that were not novated or commuted. RELH paid the entire purchase price to Ethias in two installments of cash, both of which were paid on or before May 26, 2011. The first installment of EUR 40.0 million was contributed to RELH by Cowen. Immediately upon the consummation of the acquisition which occurred on May 26, 2011, RELH obtained a portion of the cash BelRe had on hand and paid the second and final installment of the purchase price. Cowen provided Ethias with certain guarantees and other collateral to secure the obligation to pay the second installment. These guarantees and collateral were released upon the payment of the second installment.

While BelRe is expected to reinsure certain Cowen-related risks going forward, it will not be engaging in any insurance or reinsurance business for third parties and will not conduct any other business.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Date: June 2, 2011	By:	/s/ Owen S. Littman

Name: Owen S. Littman Title: General Counsel

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